Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jason Fredette
Vice President
Sharon Merrill Associates, Inc.
617-542-5300
cyno@investorrelations.com
CYNOSURE REPORTS RECORD REVENUE AND STRONG PROFITABILITY
FOR FOURTH QUARTER AND FULL YEAR 2005
Westford, Massachusetts — February 14, 2006 — Cynosure, Inc. (Nasdaq: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the fourth quarter and year ended December 31, 2005.
Fourth-Quarter Financials

(in millions except per share data and	Fourth Quarter		Fourth Quarter
percentages)	2005		2004	Change
Total revenue	$ 16.1		$ 2.2	32%
Gross margin	55.9%		49.1%	680 basis pts.
Operating income	$ 1.7		$ 0.1	1937%
Operating margin	10.6%		0.7%	990 basis pts.
Net income	$ 2.5	*	$ 0.8	212%
Diluted EPS	$ 0.29	*	$ 0.12	142%
Cash and cash equivalents	$ 64.6		$ 4.0	1515%

* Includes a $1.3 million deferred income tax benefit.
“Cynosure’s initial quarter as a public company was very successful from a business perspective,” said Cynosure President and Chief Executive Officer Michael Davin. “During the fourth quarter, we continued to record strong growth in revenue, gross margin and net income.”
Davin continued, “Our success can be attributed to several factors. The first is the strength of our four flagship products, each of which has been introduced to the market during the past 24 months. Sales of these products during the fourth quarter continued to be strong as laser sales in North America and international markets increased 48% and 43%, respectively, over the fourth quarter of 2004. We also continued to benefit from the expansion of our distribution channel as we increased our direct sales force in North America 41% during 2005. We further improved our gross margins due in large part to increased shipments of our new flagship product workstations, ongoing cost control initiatives and our recent shift to a modular manufacturing approach.”
5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

Business Highlights
In recent months, Cynosure has:
•	Completed a successful initial public offering. The company’s 5.75 million share offering, which included a 750,000 share overallotment and 1,000,000 shares that were sold by El.En. S.p.A., yielded net proceeds to Cynosure of approximately $64 million. This provides the company with increased flexibility to pursue its growth initiatives.

•	Announced the introduction of its new AffirmTM product, a multi-energy system for anti-aging, including treatments for wrinkles, skin texture and discoloration. Utilizing a proprietary delivery system, Affirm is the first product to combine multiple energy sources in one platform to provide treatment for wrinkles, micro-rejuvenation and skin discoloration.

•	Received pre-market approval from the Korea Food and Drug Administration for the Apogee EliteTM, Cynosure’s two-in-one laser hair removal system. Cynosure believes that the potential market opportunity in Korea may exceed 40 million consumers.

•	Gained Class II medical device license approval from Health Canada to market and sell its laser-based TriActiveTM LaserDermologySM System over the counter in Canada. The TriActive system is Cynosure’s flagship product for the temporary reduction in the appearance of cellulite.
Full-Year Financials

(in millions except per share data	Full Year		Full Year
and percentages)	2005		2004		Change
Total revenue	$56.3		$41.6		35%
Gross margin	54.1%		50.8%		330 basis pts.
Operating income	$4.6		$1.2		281%
Operating margin	8.2%		2.9%		530 basis pts.
Net income	$4.2	*	$5.3	**	-21%
Diluted EPS	$0.54	*	$0.92	**	-41%

* Includes a $1.3 million deferred income tax benefit.
** Includes a $3.0 million gain on sale of investment.
Davin said, “We accomplished a number of financial milestones in 2005 as our revenue increased 35% year-over-year and our operating margin increased to 8% of revenue. During 2006, we plan to expand Cynosure’s growth potential and operating leverage by investing aggressively in our sales and marketing efforts to capitalize on our long-term opportunities both domestically and abroad. We also expect to continue our distinguished record of innovation at Cynosure.
“We think the global market for light-based aesthetic lasers has been increasing by 20 percent annually, making it one of today’s most dynamic industries. Through our investment in Cynosure’s technology and distribution channels, we believe we are positioned to take advantage of this market growth while improving our margins and profitability,” Davin concluded.
5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

Conference Call
Cynosure will host a conference call for investors this morning at 9:00 a.m. ET. On the call, President and Chief Executive Officer Michael Davin and Executive Vice President and Chief Financial Officer Timothy Baker will discuss Cynosure’s fourth-quarter and year-end 2005 financial results, as well as its business outlook and growth strategy.
Those who wish to listen to the conference call webcast should visit the “Investors” section of the company’s website at www.cynosurelaser.com. The live call also can be accessed by dialing (888) 349-5690 or (706) 643-3945 (conference ID: 4272062) prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.
About Cynosure, Inc.
Cynosure, Inc. develops and markets aesthetic laser treatment systems that are used by physicians and other practitioners to perform non-invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse-dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.
For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosurelaser.com.
Safe Harbor
Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations future financial performance and market growth, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s history of operating losses, its reliance on sole source suppliers, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s Registration Statement on Form S-1, as amended, filed with the SEC. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.
5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$64,646	$4,028
Accounts receivable, net	13,552	8,410
Amounts due from related parties	72	—
Inventories	14,140	9,871
Deferred tax asset, current portion	1,804	—
Prepaid expenses and other current assets	737	962

Total current assets	94,951	23,271
Property and equipment, net	4,424	3,733
Long-term investment	257	257
Other noncurrent assets	536	740

Total assets	$100,168	$28,001

Liabilities and stockholders’ equity:
Short-term loan	$161	$205
Accounts payable and accrued expenses	10,682	10,219
Amounts due to related parties	960	1,203
Deferred revenue	3,626	848
Capital lease obligations	295	118

Total current liabilities	15,724	12,593

Capital lease obligations, net of current portion	814	476
Deferred revenue, net of current portion	123	—
Other long-term liabilities	42	—
Minority interest in consolidated subsidiary	314	292

Total stockholders’ equity	83,151	14,640

Total liabilities and stockholders’ equity	$100,168	$28,001

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(Unaudited)
Revenues	$16,141	$12,226	$56,262	$41,633
Cost of revenues	7,119	6,220	25,843	20,465

Gross profit	9,022	6,006	30,419	21,168

Operating expenses
Selling and marketing	5,059	3,924	17,230	12,590
Research and development	858	939	3,173	3,139
General and administrative	1,314	1,031	4,999	4,092
Stock-based compensation	80	28	406	136

Total operating expenses	7,311	5,922	25,808	19,957

Income from operations	1,711	84	4,611	1,211

Gain on sale of investment	—	—	—	3,019
Other income (expense), net	3	289	(279)	854

Income before income taxes and minority interest	1,714	373	4,332	5,084
Income tax (benefit) provision	(827)	(402)	102	(276)
Minority interest in net income of subsidiary	12	21	70	64

Net income	$2,529	$754	$4,160	$5,296

Diluted net income per share	$0.29	$0.12	$0.54	$0.92

Diluted weighted average shares outstanding	8,814	6,503	7,715	5,773

Basic net income per share	$0.34	$0.12	$0.64	$0.93

Basic weighted average shares outstanding	7,395	6,205	6,522	5,700